Exhibit 10.35

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

SECOND AMENDMENT TO

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS SECOND AMENDMENT TO EXCLUSIVE PATENT LICENSE AGREEMENT (the “Second Amendment”) is made effective as of July 10, 2019 by and between:

Versitech Limited, a company incorporated and existing under the laws of Hong Kong with its office at Room 405A, Cyberport 4, 100 Cyberport Road, Hong Kong (the “LICENSOR”); and

Acticule Life Sciences Limited, with incorporation number CB-324541, a company incorporated and existing under the laws of the Cayman Islands, with its registered office at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands with its management office at Floor 17, Guangdong Investment Tower, 148 Connaught Road, Central, Hong Kong (the “LICENSEE”).

W I T N E S S E T H

WHEREAS, the LICENSOR and the LICENSEE have entered into that certain Exclusive Patent License Agreement dated as of October 18, 2017 by and between Company and the Licensor (HKU Ref No. IP299) (as set forth in Appendix A), as amended by the First Amendment of the Exclusive Patent License Agreement dated as of June 7, 2018 (HKU Ref. No. VER 341-18 & IP299) (as set forth in Appendix B) (together, the “Agreement”);

WHEREAS, the LICENSOR and the LICENSEE desire to amend the Agreement as follows.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1. Definitions. Unless otherwise specified herein, each term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

2. Amendments. The following amendments have been newly entered into by the parties (the “New Amendments”):

The following is added to Clause (B) of the RECITALS:

LICENSOR is the wholly-owned subsidiary of the University of Hong Kong (“HKU”) and the technology transfer company of HKU. To facilitate the commercialization of LICENSED PATENT, HKU has assigned all its rights, title and interest in and to LICENSED PATENT to LICENSOR;

Section 1.16 of the Agreement is hereby replaced by the following:

1.16	“INITIAL LICENSED PATENT” shall mean:

(i)	The United States and foreign patents, patent applications, and provisional applications listed in Schedule 1, and all applications and patents claiming priority thereto or common priority therewith and any resulting patents therefrom; and

(ii)	any divisions, reissues, reexaminations, renewals, continuations, continuations-in-part and extensions of the patent applications or patent listed in Schedule 1 including their relevant international equivalents thereof and any patents that result therefrom.

For clarity, INITIAL LICENSED PATENT shall exclude any LICENSEE OWNED IMPROVEMENT and JOINT IMPROVEMENT (as defined below).

The following Sections are added to Section 1 of the Agreement:

1.29	“JOINT IMPROVEMENT” shall mean an invention and/or knowhow that is (a) an IMPROVEMENT jointly made by employees of HKU and employees of the LICENSEE, (b) an IMPROVEMENT made solely by employees of the Sponsor using HKU administered funds or facilities; or (c) any other intellectual property otherwise agreed by the LICENSOR and LICENSEE in an agreement or in writing to be a JOINT IMPROVEMENT for purposes of this Agreement.

1.30	“ELECTED LICENSED PATENT” shall mean:

(i)	any United States and foreign patents, patent applications, and provisional applications on JOINT IMPROVEMENT subject to an Elected License (as defined in Clause 6.4 below), and all applications and patents claiming priority thereto or common priority therewith and any resulting patents therefrom; and

(ii)	any divisions, reissues, reexaminations, renewals, continuations, continuations-in-part and extensions of the patent applications or patent under (i) including their relevant international equivalents thereof and any patents that result therefrom.

For clarity, the Elected License shall be signed by the LICENSEE and LICENSOR in the format set out in Appendix C hereof.

1.31	“LICENSED PATENT” shall mean the INITIAL LICENSED PATENT and the ELECTED LICENSED PATENT (as defined above).

The following is added to Section 4.1.2 of the Agreement:

For each Elected License covering one invention in the TERRITORY (not for each TERRITORY of an ELECTED LICENSED PATENT), LICENSEE shall pay to LICENSOR an upfront fee of US$7,500 within thirty (30) days from the election. Such UPFRONT FEE is non-refundable.

Section 4.1.3 of the Agreement is hereby replaced by the following:

4.1.3	Royalties. LICENSEE shall pay to LICENSOR a royalty (“ROYALTY”) equal to three percent (3%) of NET SALES of LICENSED PRODUCT covered only by the INITIAL LICENSED PATENTS in the TERRITORY by LICENSEE or its AFFILIATES. For LICENSED PRODUCT that is also covered by any number of ELECTED LICENSED PATENTS under one or more Elected License, the ROYALTY shall be adjusted as follows:

Number of Elected License	Adjusted ROYALTY under this Agreement
0	No adjustment
1	[***]
2	[***]
3	[***]
4 or more	[***]

For the avoidance of doubt and subject to the Sublicense Royalty as set forth in this Clause 4.1.3, income generated from NET SALES of LICENSED PRODUCT does not include income generated from SUBLICENSE INCOME.

ROYALTY shall be payable for each REPORTING PERIOD and shall be due to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD. ROYALTY shall only be payable once with respect to the same unit of LICENSED PRODUCT.

Such ROYALTY shall be paid, on a LICENSED PRODUCT by LICENSED PRODUCT and country by country basis.

Section 6 of the Agreement is hereby replaced by the following:

6.	LICENSEE OWNED IMPROVEMENT AND JOINT IMPROVEMENT

6.1	If LICENSEE solely makes an IMPROVEMENT that is not a JOINT IMPROVEMENT (“LICENSEE OWNED IMPROVEMENT”), LICENSEE shall immediately inform LICENSOR thereof. All rights, title, and interest in and to LICENSEE OWNED IMPROVEMENT shall be vested in, belong to and remain as the exclusive property of the LICENSEE. LICENSOR shall be entitled to use LICENSEE OWNED IMPROVEMENT for academic and research purposes only.

6.2	Provided that such LICENSEE OWNED IMPROVEMENT made by LICENSEE do not incorporate or contain, in part or in whole, the LICENSED PATENT, LICENSEE shall own such LICENSEE OWNED IMPROVEMENT and shall be free to register any intellectual property rights for such LICENSEE OWNED IMPROVEMENT and to license these LICENSEE OWNED IMPROVEMENT to third parties.

6.3	With respect to JOINT IMPROVEMENT, each Party shall promptly disclose to the other Party all JOINT IMPROVEMENT, including any invention disclosures or other similar documents, submitted to it by its or its Affiliates’ employees, agents or independent contractors describing inventions that are JOINT IMPROVEMENT, and all information relating to such inventions to the extent necessary for the preparation, filing and prosecution of any Patent with respect to such invention. Upon the disclosure of a JOINT IMPROVEMENT hereunder, the Parties shall promptly discuss such JOINT IMPROVEMENT and (a) confirm its status as a JOINT IMPROVEMENT in light of the ownership principles set forth under this Clause 6, and (b) determine whether to file a patent application claiming such JOINT IMPROVEMENT.

6.4	JOINT IMPROVEMENT shall be jointly owned on an equal share (50/50) basis between LICENSOR on the one hand and LICENSEE on the other hand (or by their respective Affiliate and/or assignee). LICENSEE shall have the first right to file a patent application on a JOINT IMPROVEMENT in the names of both Parties. All expenses incurred in obtaining and maintaining any patent on such JOINT IMPROVEMENT (“the Expenses”) shall be equally shared except that if one Party (“the Discontinuing Party”) declines to share in such expenses, the other Party (“the Continuing Party”) may take over the prosecution and maintenance thereof, at its own expense, provided that title to the patent remains in the names of both Parties. In the event that the Discontinuing Party receives any commercialization income from any third party while the Continuing Party cannot recover all or part of the Expenses from any commercialization income, the Discontinuing Party shall reimburse the Continuing Party all the unreimbursed Expenses incurred by the Continuing Party within three months from the date of receipt of the said commercialization income.

Within three (3) months after the date on which the JOINT IMPROVEMENT is disclosed to the LICENSEE by the LICENSOR or the date of filing of a patent application on the JOINT IMPROVEMENT by the LICENSEE pursuant to the first paragraph of Clause 6.4 above (whichever is earlier) (“Option Period”), or subject to a payment of US$3,000 by the LICENSEE to the LICENSOR per disclosure of JOINT IMPROVEMENT within the Option Period, LICENSOR shall extend the Option Period for a further twenty four (24) months, whichever is applicable, the LICENSEE shall have the right, but not the obligation, to give an exercise notice to LICENSOR to elect an exclusive license to LICENSOR’s interest in the said JOINT IMPROVEMENT (each, an “Elected License”). Each Elected License shall not include more than one JOINT IMPROVEMENT. Once an exclusive license on a JOINT IMPROVEMENT is elected, the JOINT IMPROVEMENT shall become ELECTED LICENSED PATENT. On the other hand, if LICENSEE does not exercise election to license within the Option Period, each Party shall have the independent, unrestricted right to license to third parties any such JOINT IMPROVEMENT without accounting to the other Party.

3. Date of Effectiveness. This Second Amendment will become effective as of the date first written above when the LICENSOR shall have received counterparts of this Second Amendment duly executed and delivered by the parties hereto. Notwithstanding the above, the New Amendments to the Agreement set forth in this Second Amendment is expressly made retroactive to the Effective Date of the Agreement.

4. Effect of Amendment. Except as expressly amended by this Second Amendment, all of the terms and provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the forgoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party hereto that would require the waiver or consent of any other party hereto. Each reference in the Agreement to “this Agreement”, “the Agreement”, “hereunder”, “hereof”, “herein” or words of like import will mean and be a reference to the Agreement as amended by this Second Amendment.

5. Governing Law. This Amendment is governed by and construed in accordance with, the laws of Hong Kong.

6. Counterparts. This Second Amendment may be executed in two counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed on the date first above written.

ACTICULE LIFE SCIENCES LIMITED

By:
	Name:	Mr. Ian Huen
	Title:	Director

VERSITECH LIMITED

By:
	Name:	Dr. Kim Shin Cheul
	Title:	Managing Director

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